Exhibit 21.1

LIST OF SUBSIDIARIES OF MEMORIAL RESOURCE DEVELOPMENT CORP.

Name of Subsidiary	Jurisdiction of Organization
MRD Operating LLC	Delaware
Memorial Production Partners GP LLC	Delaware
Memorial Resource Finance Corp	Delaware
Beta Operating Company, LLC	Delaware
Memorial Production Partners LP	Delaware
Memorial Production Operating LLC	Delaware
Memorial Production Finance Corporation	Delaware
Memorial Midstream LLC	Texas
Memorial Energy Services LLC	Delaware
Columbus Energy, LLC	Delaware
Prospect Energy, LLC	Colorado
WHT Energy Partners LLC	Delaware
WHT Carthage LLC	Delaware
Rise Energy Operating, LLC	Delaware
Rise Energy Minerals, LLC	Delaware
Rise Energy Beta, LLC	Delaware
San Pedro Bay Pipeline Company	California
Terryville Mineral & Royalty Partners LP	Delaware
TRVL Partners GP LLC	Delaware